Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RAINMAKER SYSTEMS, INC.,

CW ACQUISITION, INC.,

JEFFREY T. McELROY

THE SHAREHOLDERS IDENTIFIED ON EXHIBIT A HERETO,

AND

QUARTER END, INC.

Dated as of February 8, 2005

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2005 (this “Agreement”), by and among RAINMAKER SYSTEMS, INC., a corporation organized under the laws of Delaware (“Parent”), CW ACQUISITION, INC., a corporation organized under the laws of Delaware and a wholly owned subsidiary of Parent (“Sub”), QUARTER END, INC., a corporation organized under the laws of Idaho (the “Company”), the individuals listed on Exhibit A (each, a “Shareholder” and collectively, the “Shareholders”) and Jeffrey T. McElroy (the “Representative”). Parent, Sub, the Company, the Shareholders and the Representative are herein referred to collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company and the Company desires to be acquired by Parent;

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger (as defined below) is fair to, and in the best interest of, the Company and the holders of the capital stock of the Company and has declared that the Merger is advisable, (ii) has approved the Merger and the Transaction Documents (as defined below) and (iii) has resolved to recommend that the Shareholders adopt this Agreement;

WHEREAS, each Shareholder owns the shares (the “Shares”) of common stock of the Company set forth opposite such Shareholder’s name on Schedule A to the Company Disclosure Letter, such Shares being all of the outstanding shares of capital stock of the Company and such Shareholders have unanimously voted to approve the Merger;

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger (as defined below) is fair to, and in the best interest of, Parent and the holders of Parent Common Stock (as defined below; such holders, the “Parent Stockholders”) and has declared that the Merger is advisable, and (ii) has approved the Merger and the Transaction Documents (as defined below); and the Board of Directors of Sub (i) has determined that the Merger (as defined below) is fair to, and in the best interest of, Sub and the holders of common stock of Sub and has declared that the Merger is advisable, and (ii) has approved the Merger and the Transaction Documents (as defined below);

WHEREAS, in order to effectuate the foregoing, upon the terms and subject to the conditions of this Agreement the acquisition will be consummated through a merger of the Sub with and into the Company, with the Company being the surviving entity in a transaction intended to qualify for US federal income tax purposes as a reorganization pursuant to Section 368(a) of the Code (as defined below) (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties intending to be legally bound agree as follows:

ARTICLE 1

DEFINITIONS

§1. Definitions.

§1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act of 1933, as amended.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any officer, director, trustee or beneficiary of such Person, (iii) any spouse, parent, sibling or descendant of any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York, or San Francisco, California, shall be authorized or required by law to close.

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” means the stock certificates representing the Company Common Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company Charter” means the Company’s Articles of Incorporation as in effect as of the date hereof.

“Company Common Stock” means the fully paid and non-assessable shares of common stock, par value $0.10 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in Section 3.

“Company Intellectual Property” shall mean any Intellectual Property or rights thereto, owned by the Company or used or held for use in connection with the business of the Company.

“DGCL” means the General Corporation Law of Delaware.

“Effective Time” has the meaning set forth in Section 2.1(a).

“Escrow Agent” means The Bank of New York Trust Company, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Shareholders, Parent, Representative and the Escrow Agent, substantially in the form of Exhibit E.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 3.22(a).

“GAAP” shall mean generally accepted accounting principles of the United States, as in effect from time to time.

“Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“IBCA” means the Idaho Business Corporation Act.

“Indebtedness” of any Person shall mean and include (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on assets or properties of such Person, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement or (viii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vii) above. Indebtedness shall not, however, include accounts payable to trade creditors not more than 90 days past due and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” shall mean any of the following: (1) U.S. and non-U.S. patents, and applications for either; (2) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the corresponding Internet sites (collectively, the “Sites”); (5) trade secrets and proprietary information not otherwise listed in (1) through (4) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (6) any good will associated with any of the foregoing.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Material Adverse Change” or “Material Adverse Effect” shall mean, (i) when used with respect to the Company or Parent, any materially adverse change in or effect on the business, assets, liabilities, results of operation, condition (financial or otherwise) or prospects of the Company or Parent, as the case may be, or (ii) when used with respect to Company, Parent or Shareholders, as the case may be, any materially adverse change in or effect on (including any material delay) the ability of Company, Parent or Shareholders, as the case may be, to perform their respective obligations hereunder.

“Merger Consideration” means, upon consummation of the Merger, the aggregate consideration which Shareholders shall be entitled to receive pursuant to the terms of Section 2.3.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

“Parent Commission Filings” shall mean any forms, reports, schedules, statements, registration statements and other documents filed by Parent pursuant to the federal securities laws and the Commission’s rules and regulations.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Permitted Liens” shall mean (i) Liens reflected in the Latest Balance Sheet, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, Permits,

restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company and (iii) Liens for current taxes, assessments or governmental charges or levies not yet due and payable.

“Permitted Transferee” shall mean (a) any Shareholder, (b) the spouse, children, grandchildren, or great-grandchildren of a Shareholder (a “Family Member”), (c) a trust established for the sole benefit of a Shareholder or a Family Member of a Shareholder, and (d) the personal representatives, beneficiaries or estate of a Shareholder upon the Shareholder’s death, whether transferred by will or intestacy.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Sunset” shall mean Sunset Direct, Inc., a Texas corporation.

“Sunset Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of July 8, 2004, by and among the Company, as purchaser, Sunset, as seller, and Douglas Monahan, as sole shareholder of Sunset, as amended by a First Amendment to Asset Purchase Agreement dated as of July 30, 2004, a Second Amendment to Asset Purchase Agreement dated as of August 3, 2004, and a Third Amendment to Asset Purchase Agreement dated as of December 2, 2004.

“Sunset Obligations” means the unpaid obligations of the Company in the aggregate amount of $1,353,400.00 arising under the Sunset Asset Purchase Agreement consisting of (i) a Promissory Note dated December 2, 2004, made by the Company to the order of Sunset in the principal amount of $1,090,000.00, (ii) the “Shareholder Payment” (as defined in the Sunset Asset Purchase Agreement) payable to Douglas Monahan in the amount of $151,200.00, (iii) compensation in the amount of $25,000.00 payable to Sunset for certain tax consequences related to the Sunset Asset Purchase Agreement, and (iv) $87,200.00 in the aggregate payable in equal portions to Jeff McElroy, Clinton J. Hauptmeier, Dustin Uremovich and Mandonna Namvar (i.e., $21,800 payable to each).

“Transaction Documents” means this Agreement, the Escrow Agreement and all other documents delivered pursuant hereto or thereto.

§1.2 Additional Defined Terms. In addition to the terms defined in §1.1, the following terms shall have the respective meanings assigned thereto in the Sections indicated below.

Defined Term	Section
Adjustment Statement	§2.4(c)

Agreed Claims	§10.3(c)

Agreement	Preamble

Annual Financial Statements	§3.7(a)

Articles of Merger	§2.1(a)

Basket Amount	§10.2(d)

Certificate of Merger	§2.1(a)

Closing	§2.2

Closing Date	§2.2

Closing Date Balance Sheet	§2.4(b)

Common Stock	§3.5

Company	Preamble

Company Property	§3.23(a)

Contested Adjustments	§2.4(c)

Contested Adjustment Notice	§2.4(c)

Contract	§3.3(a)

Current Asset Value Shortfall	§2.4(a)

Employee Benefit Plans	§3.22(a)

Environmental Law	§3.23(a)

ERISA	§3.22(a)

Escrow	§2.6

Escrow Fund	§2.6

Estimated Closing Date Balance Sheet	§2.4(a)

Excess Professional Fees	§11.1

Indemnified Party	§10.3(a)

Indemnifying Party	§10.3(a)

Independent Accountant	§2.4(c)

IRS	§3.22(b)

Latest Balance Sheet	§3.7(a)

Latest Financial Statements	§3.7(a)

Loss Certificate	§10.3(a)

Losses	§10.2(a)

Multiemployer Plan	§3.22(f)

Overlap Period	§9.1(b)

Permit	§3.26

Pre-Closing Periods	§3.15(b)

Professional Fees	§11.1

Parent	Preamble

Parent Indemnitee	§10.2(a)

Representative	Preamble

Returns	§3.15(a)

Settlement Amount Certificate	§2.4(b)

Shareholders	Preamble

Shares	Third Recital

Sites	§1.1

Surviving Corporation	§2.1(b)

Taxes	§3.15(d)

Tax Matter	§8.3(a)

URLs	§1.1

VEBAs	§3.22(a)

WARN	§3.21(l)

§1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, Schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

§1.4 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

§1.5 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Shareholders or the Company, each Shareholder confirms that he has made due and diligent inquiry as to the matters that are the subject of such representations and warranty as appropriate and consistent with the position held by such Shareholder and the length of time such position has been held.

ARTICLE 2

MERGER

§2.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and appropriately executed by Sub and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and articles of merger (the “Articles of Merger”) shall be duly prepared and appropriately executed by Company and filed with the Secretary of State of the State of Idaho in accordance with the IBCA. The Certificate of Merger and the Articles of Merger shall provide the Merger to be effective upon their filing, such date and time being, the “Effective Time.”

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCA and the DGCL, at the Effective Time, Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Idaho (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL and Section 1107 of the IBCA.

§2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 A.M. Pacific Standard Time at the offices of White & Case LLP, Three Embarcadero Center, 22nd Floor, San Francisco, California 94111, on February 8, 2005 (the “Closing Date”), which is the date of this Agreement, or such other time or place as the parties may mutually agree.

§2.3 Conversion of Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Party, the following shall occur:

(a) Conversion of Company Common Stock. Subject to Sections 2.4 and 2.6, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury), shall be converted into and represent the right to receive 2.7685388 shares of Parent Common Stock, provided that in no event will the aggregate consideration issued upon conversion of all Company Common Stock exceed 3,320,400 shares of Parent Common Stock (inclusive of the shares of Parent Common Stock deposited into the Escrow pursuant to Section 2.6).

(b) Cancellation of Treasury Stock. Each share of Company Common Stock held in the Company’s treasury immediately prior to the Effective Time shall be canceled, retired and cease to exist.

(c) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued to Shareholders upon conversion of Company Common Stock into shares of Parent Common Stock in the Merger, but rather each such fractional share, if any, shall be rounded up to the next whole share of Parent Common Stock.

(d)Conversion of Sub Common Stock. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one fully paid and non-assessable share of common stock of the Surviving Corporation.

§2.4 Merger Consideration Adjustments.

(a) Pre-Closing Adjustments. The Company has delivered to Parent an estimated consolidated balance sheet for the Company (the “Estimated Closing Date Balance Sheet”) and an estimated calculation of the Current Asset Value Shortfall, in each case, measured as of the Closing Date. The Company shall also provide Parent with copies of all work papers and other documents and data as were used to prepare the Estimated Closing Date Balance Sheet. If the Estimated Closing Date Balance Sheet shows a Current Asset Value Shortfall, the Merger Consideration allocated to each Shareholder shall be reduced by such Shareholder’s pro rata share of the aggregate amount of such Current Asset Value Shortfall, and the amount of Parent Common Stock to be issued to each of the Shareholders, as set forth in Section 2.3, shall be adjusted accordingly on a pro rata basis for each Shareholder. As used herein, “Current Asset Value Shortfall” means the amount by which (x) total liabilities, excluding deferred revenue, minus current assets (in each case, determined on a consolidated basis for the Company) exceeds (y) $3,700,000.00.

(b) Post Closing Adjustments. As soon as practicable after the Closing Date, Parent shall cause its accountants to prepare and deliver to the Representative a consolidated balance sheet for the Company (the “Closing Date Balance Sheet”) and a calculation of the Current Asset Value Shortfall, in each case, measured as of the close of business on the Closing Date, prepared in accordance with GAAP. Parent shall endeavor in good faith to cause its accountants to deliver the Closing Date Balance Sheet and calculation of the Current Asset Value Shortfall within 60 days after the Closing Date. Parent shall also make available to the Representative copies of all work papers and other documents and data as was used to calculate the Closing Date Balance Sheet. The Representative shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the accompanying calculation of the Current Asset Value Shortfall and make any proposed adjustments thereto as provided in Section 2.4(c) below. If it is determined there is a Current Asset Value Shortfall in excess of the estimated Current Asset Value Shortfall, the excess Current Asset Value Shortfall shall be deducted on a pro rata basis based upon the number of shares of Parent Common Stock initially withheld from each Shareholder and originally delivered to the Escrow Agent pursuant to Section 2.6, to Parent on the Settlement Date from the Escrow Fund.

(c) Dispute Resolution Procedures. The Representative shall have until thirty (30) days after the delivery of the Closing Date Balance Sheet and the accompanying Current Asset Value Shortfall calculation to review such calculation and propose any adjustments thereto. All adjustments proposed by the Representative shall be set out in detail in a written statement delivered to Parent (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet, unless Parent shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which Parent objects are referred to herein as the “Contested Adjustments” and Parent’s objection notice is referred to herein as the “Contested Adjustment Notice”) within thirty (30) days of delivery by the Representative to Parent of the Adjustment Statement. If Parent delivers a Contested Adjustment Notice to the

Representative, Parent and the Representative shall attempt in good faith to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten (10) days after Parent delivers to the Representative said Contested Adjustment Notice, either Parent or the Representative may retain for the benefit of all the parties hereto a nationally recognized independent accounting firm acceptable to both the Representative and Parent (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is retained, then (i) the Representative and Parent shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Representative and Parent and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, the Representative and Parent. The fees and expenses of the Independent Accountant shall be paid one-half by the Shareholders and one-half by Parent. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Current Asset Value Shortfall calculation measured as of the Closing Date (the “Settlement Amount Certificate”). The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by Parent and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

(d) Settlement Date. There shall be a “Settlement Date” after the calculation of the Current Asset Value Shortfall measured as of the Closing Date which shall mean the following, as applicable:

(i) If the Representative has not timely delivered an Adjustment Statement to Parent, thirty-five (35) days after the date the Representative receives the Current Asset Value Shortfall calculation;

(ii) If the Representative has timely delivered an Adjustment Statement and Parent has not timely delivered a Contested Adjustment Notice, thirty-five (35) days after the date Parent receives the Adjustment Statement;

(iii) If the Representative and Parent have any disputes regarding Contested Adjustments and they resolve those disputes, five (5) business days after such resolution;

(iv) Five (5) Business Days after the Independent Accountant delivers the Settlement Amount Certificate, if applicable;

(v) On the earlier of (A) the earliest practicable date after the audit of the Company’s financial statements for the year ending December 31, 2005, and (B) the 365th day following the Closing Date, if Parent has not yet delivered to the Representative the Closing Date Balance Sheet;

(vi) Such other date as shall be mutually agreed between the Representative and Parent.

§2.5 Mechanics of Exchange.

(a) At the Effective Time, each Shareholder will be entitled to receive and, upon surrender to Parent of one or more Certificates representing the Company Common Stock held by such Shareholder, Parent shall be obligated, as soon as reasonably practicable (and in any event no later than seven (7) Business Days) after receipt of such Certificates, to deliver certificates representing that number of shares of Parent Common Stock into which the shares of Company Common Stock held by such Shareholder are converted pursuant to Section 2.3 (as adjusted pursuant to Section 2.4), less the number of shares of Parent Common Stock to be delivered to the Escrow Agent pursuant to Section 2.6. The shares of Parent Common Stock into which the shares of Company Common Stock convert in the Merger shall be deemed to have been issued at the Effective Time.

(b) Parent may, at its option, meet its obligations under this Section 2.5 through a bank or trust company or other entity selected by Parent to act as exchange agent in connection with the Merger.

§2.6 Escrow Fund. At the Closing Date, Parent shall deliver 830,100 shares of Parent Common Stock (the “Escrow Fund”) to the Escrow Agent, which shall be held in escrow (the “Escrow”) subject to the Escrow Agreement for the purposes of securing the Shareholders’ indemnity obligations under this Agreement. The Shareholders have requested that the shares of Parent Common Stock deposited into the Escrow pursuant to the preceding sentence be allocated among the Shareholders as set forth on Schedule B to the Company Disclosure Letter. Shares of Parent Common Stock deposited into the Escrow Fund in respect of each Shareholder as set forth on such Schedule B shall be deducted from the number of shares of Parent Common Stock otherwise deliverable to each such Shareholder pursuant to Section 2.3 (as adjusted pursuant to Section 2.4). In accordance with the terms of the Escrow Agreement, twelve months following the Closing Date (or, if such date is not on a Business Day, the first Business Day thereafter), the Escrow Agent will deliver all shares of Parent Common Stock remaining in the Escrow Fund to the Shareholders on a pro rata basis (calculated based upon the relative allocations among the Shareholders set forth on Schedule B to the Company Disclosure Letter) to the addresses listed on the Company’s stock records or to an address or account designated by any such Shareholder or the Representative to the Escrow Agent in writing at least ten (10) Business Days prior to such date. Subject to and in accordance with the terms of the Escrow Agreement, the Escrow Agent may withhold from such delivery the equivalent of any amounts then in dispute or otherwise relating to indemnification obligations arising under this Agreement, provided that the withheld amount, to the extent not ultimately applied in satisfaction of indemnification obligations, shall be delivered to the Shareholders as described above.

§2.7 Lock-Up; Securities Laws Restrictions; Legend.

(a) Except for (x) Jeffrey M. Ryan, who shall not be subject to the restriction set forth in this Section 2.7(a), and (y) Dean Cooper, who agrees that all of the shares of Parent Common Stock deliverable to him pursuant to the terms of this Agreement shall not be sold, transferred, pledged, disposed of or encumbered, other than to a Permitted Transferee, for the period beginning on the Closing Date and ending on the date falling 181 days after the Closing Date, each Shareholder agrees that the shares of Parent Common Stock deliverable to such Shareholder pursuant to the terms of this Agreement shall not be sold, transferred, pledged, disposed of or encumbered, other than to a Permitted Transferee, for the period beginning on the Closing Date and ending (i) as to 100% of such securities, on the date falling 181 days after the Closing Date, (ii) as to 50% of such securities, on the date falling 274 days after the Closing Date and (iii) as to 25% of such securities, on the date falling 366 days after the Closing Date.

(b) Notwithstanding the preceding Section 2.7(a), each Shareholder agrees that all sales, transfers, pledges, disposals or encumbrances of shares of Parent Common Stock (including to any Permitted Transferee) shall be effected in compliance with all applicable federal and state securities laws.

(c) (i) Each certificate representing shares of Parent Common Stock shall bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE AND TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE ISSUER TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(ii) Each certificate representing shares of Parent Common Stock subject to the lock-up described in the preceding Section 2.7(a) shall also bear an additional legend stating:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL LOCK-UP PERIOD PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER AMONG THE ISSUER, QUARTER END, INC., THE REPRESENTATIVE AND THE SHAREHOLDERS PARTY THERETO. PRIOR TO THE EXPIRATION OF SUCH LOCK-UP PERIOD, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, DISPOSED OF, ENCUMBERED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER, PLEDGE, DISPOSAL, ENCUMBRANCE OR ASSIGNMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS

RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH ITS TRANSFER AGENT) WHEN THE LOCK-UP PERIOD HAS EXPIRED.”

§2.8 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign laws relating to Taxes. To the extent that amounts are so withheld by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by Parent, and Parent shall remit such withheld amounts to the appropriate tax authorities. Such withholding may be made from any transfer of shares of Parent Common Stock otherwise required to be made pursuant to Section 2.3.

§2.9 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either or both of the Company and Sub, reasonably necessary in order to consummate the transactions contemplated by this Agreement. The parties shall at any time after the Effective Time, take any commercially reasonable action, including executing and delivering any document, reasonably necessary in order to consummate the transactions contemplated by this Agreement

§2.10 No Further Rights to Transfer. At and after the Effective Time, each Shareholder shall cease to have any rights as a shareholder of the Company, except as otherwise required by applicable law and except for, in the case of a holder of a Certificate (other than shares of Company Common Stock to be canceled pursuant to Section 2.3), the right to surrender his or her Certificate in exchange for payment of the applicable portion of the Merger Consideration, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Company Common Stock shall be closed.

§2.11 Articles of Incorporation of the Surviving Corporation. The Company Charter, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and shall be amended as of the Effective Time in the form of Exhibit F.

§2.12 By-Laws of the Surviving Corporation. The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation and shall be amended as of the Effective Time in the form of Exhibit G.

§2.13 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

§2.14 Intent to Qualify as Reorganization; No Tax Representations by Parent. The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368(a) of the Code. However, neither Parent nor any attorney, accountant or other advisor of Parent has made, nor makes any representations or warranties to Company or to the Shareholders regarding the tax treatment of the Merger and any other transactions contemplated by this Agreement or the Merger, whether the Merger will qualify as a plan of reorganization under Section 368(a) of the Code, or any of the tax consequences to the Shareholders of this Agreement, the Merger or any of the transactions contemplated hereby or thereby, and the Company and the Shareholders acknowledge that Company and the Shareholders are relying solely on their own tax advisors in connection with this Agreement and the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS OF COMPANY AND SHAREHOLDERS

§3. Representations of Company and Shareholders. Except as set forth in the corresponding schedules of the disclosure letter delivered by the Company and the Shareholders to Parent and Sub upon or prior to entering into this Agreement (the “Company Disclosure Letter”), as of the date of this Agreement, Company and each Shareholder, jointly and severally, each represent, warrant and agree as follows:

§3.1 Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho. The Company has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect with respect to the Company.

§3.2 Authority and Enforceability. Each Shareholder has the power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by such Shareholder as contemplated hereby. Each Shareholder has the power and authority to consummate the transactions contemplated hereby and by the other instruments and agreements to be executed and delivered by such Shareholder as contemplated hereby. The Company has the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by the Company as contemplated hereby. The Company has the corporate power and authority to consummate the transactions contemplated hereby and by the other instruments and agreements to be executed and delivered by the Company as contemplated hereby. This Agreement and all other instruments and agreements to be executed and delivered by the Shareholders and the Company as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by each Shareholder and the Company and shall be valid and binding obligations of each Shareholder and the Company, enforceable against each Shareholder and the Company in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

§3.3 Consents and Approvals; No Violations. (a) The execution and delivery of this Agreement by the Shareholders and the Company do not, the execution and delivery by the Shareholders and the Company of the other instruments and agreements to be executed and delivered by the Shareholders and the Company, as the case may be, as contemplated hereby will not and the consummation by the Shareholders and the Company of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of any Shareholder or the Company under: (1) any provision of the articles of incorporation or by-laws of the Company; (2) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law applicable to any Shareholder, the Company or by which any of their respective properties or assets may be bound; (3) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written) (each, including all amendments thereto, a “Contract”) to which any Shareholder, the Company is a party, or by which they or any of their respective properties or assets is bound.

(a) Except as set forth on Schedule 3.3(b) to the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or private third party (including a spousal consent) is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to any Shareholder or the Company or by which any of their respective properties or assets may be bound, any Contract to which any Shareholder or the Company is a party or by which any of them or any of their respective assets or properties may be bound, for the execution and delivery of this Agreement by the Shareholders and the Company, the performance by the Shareholders and the Company of their respective obligations hereunder or the consummation of the transactions contemplated hereby (including fulfilling any conditions set forth in Article 6).

§3.4 [Reserved.]

§3.5 Capital Stock. The Company has an authorized capitalization consisting of 100,000,000 shares of common stock, $0.10 par value (“Common Stock”), of which 1,199,333 shares are issued and outstanding and no shares are held in the Company’s treasury. All such outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as described above, no shares of capital stock of the Company are authorized, issued, outstanding or reserved for issuance. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of Common Stock, any other shares of the capital stock of or other equity or voting interest in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company is a party or by which they are bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interest in, the Company.

§3.6 Subsidiaries and Investments. The Company has no Subsidiaries, nor does the Company otherwise own, directly or indirectly, any capital stock of, or other equity, ownership or voting interest in, any Person.

§3.7 Financial Statements.

(a) The Company has delivered to Parent true and complete copies of (i) the unaudited balance sheets, as of December 31, 2002 and December 31, 2003, of the Company and the related unaudited statements of income, shareholders’ equity and cash flows of the Company for each of the years then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited balance sheet, as of January 31, 2005, of the Company (the “Latest Balance Sheet”) and the related unaudited statements of income, shareholders’ equity and cash flows of the Company for the twelve months then ended (such statements and the Company Latest Balance Sheet being herein referred to as the “Latest Financial Statements”).

(b) The Annual Financial Statements and the Latest Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared on a cash basis in accordance with accounting principles historically used by the Company applied on a consistent basis throughout the periods indicated. The Latest Financial Statements have been prepared on an accrual basis in accordance with the accounting principles historically applied by Sunset applied on a consistent basis throughout the period indicated.

(c) All accounts, books and ledgers related to the business of the Company are properly and accurately kept and are complete in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein; provided, however, no representation is made as to goodwill, intangibles or the allocation of the purchase price paid by the Company under the Sunset Asset Purchase Agreement for the acquisition of the assets of Sunset in 2004. The Company has none of its records, systems, controls, data, or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company.

§3.8 Liabilities. Except as set forth on Schedule 3.8 to the Company Disclosure Letter, the Company has no claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Latest Balance Sheet and (ii) accounts payable to trade creditors not more than 90 days past due and accrued expenses incurred subsequent to the date of the Latest Balance Sheet, in each case, in the ordinary course of business consistent with past practice and that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

§3.9 Books and Records. The minute books of the Company, as previously made available to Parent and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the members and Board of Directors of the Company. The Company has none of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

§3.10 Title to Personal Properties. The Company has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible and intangible personal property and assets reflected in the Latest Balance Sheet or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the date of the Latest Balance Sheet. The Company own or have the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of their business as currently conducted. All of the tangible personal property used in the business of the Company is in good operating condition and repair, ordinary wear and tear excepted, and, is adequate and suitable for the purposes for which it is presently being used.

§3.11 Owned Real Property. The Company owns no real property.

§3.12 Leased Real Property. Schedule 3.12 to the Company Disclosure Letter contains an accurate and complete list and description of the terms of all leases or subleases of real property to which the Company is a party (as lessee or lessor). The Company has valid leasehold interests in all leased real property described in each lease set forth on Schedule 3.12 to the Company Disclosure Letter (or required to be set forth on Schedule 3.12 to the Company Disclosure Letter), free and clear of any and all Liens, except for Permitted Liens. Each lease set forth on Schedule 3.12 to the Company Disclosure Letter (or required to be set forth on Schedule 3.12 to the Company Disclosure Letter) is in full force and effect; except as set forth on Schedule 3.12 to the Company Disclosure Letter, all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Except as provided in Schedule 3.12 to the Company Disclosure Letter, the Company has not violated any of the terms or conditions under any such lease in any material respect, and, to the knowledge of the Company or the Shareholders, all of the covenants to be performed by any other party under any such lease have been fully performed.

§3.13 Material Contracts. (a) Schedule 3.13(a) to the Company Disclosure Letter sets forth an accurate and complete list of the following Contracts to which the Company is a party or by which it is bound and under which it remains obligated:

(i) Contracts with any current employee, director or officer of the Company, and Contracts with any former employee, director or officer of the Company;

(ii) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company;

(iii) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the ordinary course of business) involving more than $10,000.00;

(iv) all Contracts involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(v) all Contracts involving Indebtedness of the Company;

(vi) all Contracts (including so called take-or-pay or keep-well agreements) under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company;

(vii) all Contracts granting or evidencing a Lien on any properties or assets of the Company;

(viii) any management service, consulting, financial advisory or any other similar type Contract and any Contracts with any investment or commercial bank;

(ix) all Contracts limiting the ability of the Company to engage in any line of business or to compete with any Person;

(x) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (a) a Shareholder, any other Affiliate of the Company or any Affiliate of a Shareholder (other than the Company) or (b) any current or former officer or director of the Company (other than Contracts set forth on Schedule 3.27 to the Company Disclosure Letter);

(xi) all Contracts (including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xii) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xiii) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xiv) all Contracts involving a confidentiality, standstill or similar arrangement;

(xv) all Contracts involving leases or subleases of personal property to which the Company is a party (as lessee or lessor) and involving an annual base rental payment in excess of $10,000;

(xvi) all Contracts involving $20,000 or more which are not cancelable by the Company without penalty on thirty (30) days or less notice and with respect to which the Company is providing services through a current statement of work or purchase order; or

(xvii) all other Contracts that are material to the business of the Company.

(b) Set forth on Schedule 3.13(b) to the Company Disclosure Letter is an accurate and complete list showing the names of all individual employees or independent contractors whose compensation from the Company for services rendered during the fiscal year ended on December 31, 2004 exceeded an annualized rate of $10,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year and for services expected to be rendered during the current fiscal year.

(c) Except as set forth on Schedule 3.13(c) to the Company Disclosure Letter, each Contract set forth on Schedule 3.13(a) to the Company Disclosure Letter (or required to be set forth on Schedule 3.13(a) to the Company Disclosure Letter) is in full force and effect and there exists no (i) default or event of default by the Company or, to the knowledge of the Company or the Shareholders, any other party to any such contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or, to the knowledge of the Company or the Shareholders, any other party thereto, with respect to any material term or provision of any such Contract. The Company has not violated any of the material terms or conditions of any contract or agreement set forth on Schedule 3.13(a) to the Company Disclosure Letter (or required to be set forth on Schedule 3.13(a) to the Company Disclosure Letter) and, to the knowledge of the Company or the Shareholders all of the covenants to be performed by any other party thereto have been fully performed in all material respects. The Shareholders have delivered to Parent true and complete copies, including all amendments, of each Contract set forth on Schedule 3.13(a) to the Company Disclosure Letter.

§3.14 Litigation. Except as set forth on Schedule 3.14 to the Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by (or to the knowledge of the Company or the Shareholders any investigation by) any Governmental or Regulatory Authority or any other Person, or, to the knowledge of the Company or the Shareholders, threatened, against or affecting the Company, or any of their properties, assets or rights. Shareholders do not know of any valid basis for any such action, proceeding or investigation. The Company is not subject to any Order.

§3.15 Taxes.

(a) Tax Returns. The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes (“Returns”) that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all liability for Taxes of the Company for the periods covered thereby.

(b) Payment of Taxes. All Taxes and Tax liabilities of the Company for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Periods”) have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of the Company and disclosed in writing in the Latest Balance Sheet.

(c) Other Tax Matters. (i) Except as set forth on Schedule 3.15(c)(i) to the Company Disclosure Letter, the Company has not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has the Company received any notices from any taxing authority relating to any issue which could affect the Tax liability of the Company.

(i) Except as set forth on Schedule 3.15(c)(ii) to the Company Disclosure Letter, neither any Shareholder nor the Company has, as of the Closing Date, (a) entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or (b) is presently contesting the Tax liability of the Company before any court, tribunal or agency.

(ii) The Company has not been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iii) All Taxes which the Company is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(iv) No written claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Returns that the Company is or may by subject to taxation by that jurisdiction.

(v) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party (including a Shareholder and any predecessors or Affiliates thereof) under which Parent or the Company could be liable for any Taxes or other claims of any party.

(vi) The Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(vii) The Company is not a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(viii) The Company has made a valid S election under Section 1361 of the Code. With respect to the Company, such election was made on July 23, 2002, and was effective as of the year commencing 2002. The Company has also made all such elections required under any analogous provisions of state or local law. The Company will continue to be a valid S corporation through the day immediately preceding the Closing Date.

(ix) The Company has delivered or made available to Parent copies of each of the Returns for income Taxes filed on behalf of the Company since inception of the Company.

(x) There are no material security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes.

(xi) (a) There is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (b) there are no other transactions or facts existing with respect to the Company which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company recognizing income.

(xii) No indebtedness of the Company consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xiii) None of the Shareholders is a “foreign person” within the meaning of Section 1445 of the Code.

(d) Taxes Defined. For purposes of this Agreement, “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return (as defined below)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

§3.16 Insurance. Set forth on Schedule 3.16 to the Company Disclosure Letter is an accurate and complete list of each insurance policy which covers the Company or their businesses, properties, assets or employees (including self-insurance). Such policies are in full force and effect, all premiums thereon have been paid, and the Company are otherwise in compliance in all material respects with the terms and provisions of such policies. The Company is not in default under any of the insurance policies set forth on Schedule 3.16 to the Company Disclosure Letter (or required to be set forth on Schedule 3.16 to the Company Disclosure Letter) and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements, to the knowledge of the Company or the Shareholders, been threatened, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company and its property and assets are normally exposed in the operation of their respective businesses. Since January 1, 2004, there has not been any material adverse change in the Company’s relationship with its insurers or in the premiums payable pursuant to such policies; provided, however, that the Company changed its medical insurance to BlueCross BlueShield of Texas on January 1, 2005 and its Flexible Benefit Plan to AmeriFlex, LLC on January 1, 2005. Schedule 3.16 to the Company Disclosure Letter also sets forth a list of all pending claims and the claims history for the Company during 2004 (including with respect to insurance obtained but not currently maintained), other than for medical, dental, and other health care related claims by employees (for which claims the Company is not liable).

§3.17 Intellectual Properties. (a) Schedule 3.17(a) to the Company Disclosure Letter sets forth each and every item of Intellectual Property owned by the Company, except that (i) copyrights which are not the subject of a registration or application therefor, and (ii) items included in clause (5) of the definition of Intellectual Property, shall be listed only if they are material to the business of the Company.

(a) Schedule 3.17(b) to the Company Disclosure Letter sets forth each and every item of Intellectual Property licensed by the Company as licensor together with the (i) owner, (ii) the licensee, (iii) the jurisdiction(s) where licensed for use, (iv) the royalty or other fees payable by the licensee, and (v) the license agreement, listed by date of earliest expiry, with respect to each such item.

(b) Schedule 3.17(c) to the Company Disclosure Letter sets forth each and every license or other agreement by which the Company has obtained rights under any Intellectual Property, together with the (i) identity of the licensor, (ii) the type of rights licensed, (iii) the Intellectual Property licensed, (iv) the royalty or other fees payable by the Company and (v) the license agreement listed by date of earliest expiry.

(c) The Intellectual Property and rights under licenses and agreements set forth on Schedules 3.17(a) and (c) to the Company Disclosure Letter includes all Intellectual Property rights necessary or material to the Company to conduct its business as and where conducted on the Closing Date and as contemplated to be conducted in the near term and the Company uses no Intellectual Property which is not owned by the Company or licensed under an agreement listed in Schedule 3.17(c) to the Company Disclosure Letter. The Company’s business operations (including the marketing, licensing, sale or distribution of products or services and the general conduct and operation of the business of the Company) do not violate, infringe, misappropriate or misuse any Intellectual Property rights.

(d) Each item of Intellectual Property listed on Schedule 3.17(a) to the Company Disclosure Letter, shown as registered, filed, issued or applied for, has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the various jurisdictions (national and local) indicated on such Schedule, and except as set forth on Schedule 3.17(e) to the Company Disclosure Letter, each such registration, filing and/or issuance (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect as of the Closing Date. Except as set forth on Schedule 3.17(e) to the Company Disclosure Letter, there are no actions that must be taken or payments that must be made by the Company within one hundred and eighty (180) days following the Closing Date that, if not taken, will adversely effect the Intellectual Property or the right of the Company to use same as and where used as of the Closing Date. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property set forth on Schedule 3.17(a) to the Company Disclosure Letter.

(e) Copies of all items of Company Intellectual Property which have been reduced to writing or other tangible form have been delivered by the Company to Parent (including true and complete copies of all related licenses, and amendments and modifications thereto).

(f) With respect to each item of Intellectual Property listed on Schedule 3.17(c) to the Company Disclosure Letter, no notice of a material default of such license has been sent or received by the Company which default remains uncured, and the execution, delivery or performance of the Company’s obligations hereunder and under the other instruments and agreements to be executed and delivered as contemplated hereby will not result in such a default. Each such license agreement is a legal, valid and binding obligation of the Company and the relevant other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(g) Except as set forth on Schedule 3.17(h) to the Company Disclosure Letter, the Company has not received any notice of any claim, or a threat of any claim, from any third party, and no third party claims are pending, (i) challenging the right of the Company to use any Intellectual Property or alleging any violation, infringement, misuse or misappropriation by the Company of Intellectual Property or indicating that the failure to take a license would result in any such claim, or (ii) challenging the ownership rights of the Company in any Company Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Company Intellectual Property.

(h) Except as set forth on Schedule 3.17(i) to the Company Disclosure Letter, the Company has not made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company) of its rights to, or in connection with, any Company Intellectual Property, which claim is pending. Except as set forth on Schedule 3.17(i) to the Company Disclosure Letter, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(i) The Company has secured valid written assignments from all consultants, contractors and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(j) The Company has published internal policies and taken all other necessary and reasonable steps to protect and preserve the confidentiality of all the Company’s trade secrets and other proprietary and confidential information including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes and all disclosure of such information to, and use by, any third party (other than to competent regulators, accountants and counsel, in each instance acting in their professional capacities) has been pursuant to the terms of a written confidentiality agreement between such third party and the Company. To the knowledge of the Company or the Shareholders, the Company has not breached any agreements of non-disclosure or confidentiality and is not currently alleged or claimed to have done so.

§3.18 Compliance with Laws. The Company has complied and is in compliance with all applicable Laws and Orders in all material respects. The Company has received no notice that any violation of the foregoing is being or may be alleged.

§3.19 Inventories. The Company does not own, hold title to or have physical possession of any inventory, other than certain inventory in the physical possession of the Company owned by Cisco Systems, Inc.

§3.20 Suppliers and Customers. Schedule 3.20 to the Company Disclosure Letter sets forth each supplier and customer accounting for more than ten percent (10%) of the consolidated purchases or sales, as the case may be, of the Company. Except as set forth on Schedule 3.20 to the Company Disclosure Letter, the relationships of the Company with each such supplier and customer are good commercial working relationships, and except as set forth in Schedule 3.20 to the Company Disclosure Letter no such supplier or customer has canceled or otherwise terminated, or, to the knowledge of the Company or the Shareholders, threatened to cancel or otherwise terminate, its relationship with the Company. The Company has not received any notice that any such supplier or customer may or will cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

§3.21 Employment Relations. (a) The Company has been and is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.

(a) No unfair labor practice complaint against the Company is pending before the National Labor Relations Board.

(b) There is no labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of the Company or the Shareholders, threatened against or involving the Company.

(c) No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.) existing or to the knowledge of the Company or the Shareholders, threatened with respect to the operations of the Company.

(d) To the knowledge of the Company or the Shareholders, no employee of the Company has been solicited or contacted in connection with any union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.).

(e) The Company is not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company and no collective bargaining or labor union agreement is currently being negotiated by the Company.

(f) The Company has not experienced any material labor difficulty or work stoppage during the last three years.

(g) There has not been, and to the knowledge of the Company or the Shareholders there will not be, any material adverse change in relations with employees of the Company as a result of any announcement of the transactions contemplated by this Agreement.

(h) The Company has no Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or to the knowledge of the Company or the Shareholders, threatened against it.

(i) No wage and hour department investigation has been made of the Company.

(j) There are no occupational health and safety claims against the Company.

(k) Since the enactment of the Worker Adjustment and Retraining Notification Act (“WARN”), the Company has not effectuated either (i) a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and none of the employees of the Company has suffered an “employment loss” (as defined in WARN) during the six months prior to the date hereof.

(l) The Company is in compliance with the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder.

§3.22 Employee Benefit Plans.

(a) List of Plans. Set forth on Schedule 3.22(a) to the Company Disclosure Letter is an accurate and complete list of all material domestic and foreign (i) ”employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”); (ii) statutory fringe benefit, profit-sharing, pension, or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, and/or arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which the Company (including, for this purpose and for the purpose of all of the representations in this Section 3.22, all employers (whether or not incorporated) that would be treated together with the Company as a single employer within the meaning of Section 414 of the Code (an “ERISA Affiliate”, has any liability (contingent or otherwise) (each, a “Company Benefit Plan” and collectively, the “Company Benefit Plans”). Neither the Company nor its ERISA Affiliates sponsors, maintains, contributes to, or has, nor has the Company or its ERISA Affiliates ever sponsored, maintained, contributed to, or had any obligation under, any bonus, stock option, stock purchase, restricted stock or incentive plan; any voluntary employees’ beneficiary associations (“VEBAs”) under Section 501(c)(9) of the Code; any pension plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA; any plan providing for post-

employment or retiree health or life insurance and/or other welfare benefits (other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code); or any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(b) Documents. The Company has made available to Parent correct and complete copies of all material documents in connection with each Company Benefit Plan, including (where applicable): (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof) as in effect on the date hereof, together with all amendments thereto; (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”); (iii) the most recent summary plan descriptions, summaries of material modifications, and material communications; (iv) all current trust agreements, declarations of trust, insurance or group annuity contract, and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof); (v) the most recent IRS determination letter, if any; (vi) the most recently prepared financial statements; and (vii) all service provider agreements, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

(c) Status of Plans. Each Company Benefit Plan (including any related trust) has been administered in all material respects in accordance with its terms and complies in all material respects, including in form, with the applicable provisions of ERISA, the Code and all other applicable Laws. No complete or partial termination of any Company Benefit Plan has occurred or is expected to occur with respect to any Company Benefit Plan that is an “employee benefit plan” within the meaning of ERISA with respect to which the Company or any of its Subsidiaries has any outstanding liability. Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify, or terminate any Company Benefit Plan. Except as required to maintain the tax-qualified status of any Company Benefit Plan, no condition or circumstance exists that would prevent the amendment or termination of any Company Benefit Plan. Benefits under all Company Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(d) Tax Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the IRS or currently has pending a request for determination by the IRS. Each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS or currently has pending a request for determination by the IRS. Since the date of each most recent determination referred to in this paragraph (d), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that would adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

(e) Contributions. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the Latest Balance Sheet. No such contributions and/or premiums that have been deducted for income tax purposes have been challenged or disallowed by any Governmental or Regulatory Authority, and to the knowledge of the Company, no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance.

(f) No Pension Plans. Except as disclosed on Schedule 3.22(h) to the Company Disclosure Letter, the Company has never maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA subject to Section 412 of the Code or Section 302 or Title IV of ERISA).

(g) Litigation; Pending or Threatened Claims; Excise Tax. Except as set forth on Schedule 3.14 to the Company Disclosure Letter, no claims are pending against the Company Benefit Plans, or the Company with respect to the Company Benefit Plans except for benefit payments in the normal course of administration of the Company Benefit Plans, and to the knowledge of the Company or the Shareholders, no employee, beneficiary, dependent, or governmental agency has, to the knowledge of the Company or the Shareholders, threatened any appeal or litigation regarding any matter with respect to the Company Benefit Plans. The Company has not incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that would give rise to any such material liability. The Company is not a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(h) Welfare Plans. The Company does not maintain any Company Benefit Plan which is (i) a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (ii) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not been administered and operated in all material respects in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and the Company is not subject to any liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. Each Company Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Company Benefit Plan meets the requirements of the Code applicable thereto in each case except where such non-compliance has not had and would reasonably likely not have a material liability. The Company does not maintain any Company Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which a material excise tax would be imposed.

(i) Prohibited Transactions. The Company nor any of its directors, officers, employees or, to the knowledge of the Company or the Shareholders, other persons who participate in the operation of any Company Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Company Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a material tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Company Benefit Plan by any party with standing to make such claim.

(j) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Company Benefit Plan, policy or arrangement which (either alone or upon the occurrence of any additional or subsequent event) will result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries.

§3.23 Environmental Laws and Regulations.

(a) For purposes of this Agreement, (i) “Environmental Law” shall mean any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law and (ii) “Company Property” shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by the Company.

(b) Except as set forth on Schedule 3.23 (i) to the Company Disclosure Letter the Company is in compliance in all material respects with all applicable Environmental Laws, and have obtained, and are in compliance in all material respects with, all Permits required of them under applicable Environmental Laws; (ii) there are no claims, proceedings, investigations or actions by any Governmental or Regulatory Authority or other Person or entity pending, or to the knowledge of the Company or the Shareholders, threatened, against the Company under any Environmental Law; and (iii) there are no facts, circumstances or conditions relating to the past or present business or operations of the Company (including the disposal of any wastes, hazardous substances or other materials), or to any past or present Company Property, that, to the knowledge of the Company or the Shareholders, could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

§3.24 Interests in Clients, Suppliers, Etc..; Affiliate Transactions. Except as set forth on Schedule 3.24 (i) to the Company Disclosure Letter there are no Contracts, liabilities or obligations between the Company, on the one hand, and either (a) any Shareholder or any or Affiliate of such Shareholder (other than the Company), or (b) any other Affiliate of the Company, on the other hand and (ii) neither any Shareholder, any Affiliate of Shareholder nor any officer or director of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company.

§3.25 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.25 to the Company Disclosure Letter is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

§3.26 Permits. Shareholders have delivered or made available to Parent for inspection a true and correct copy of each permit (including occupancy permit), certificate, license, consent or authorization of any Governmental or Regulatory Authority (each, a “Permit”) obtained or possessed by the Company. The Company has obtained and possesses all Permits and has made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of its business as presently conducted, or necessary for the lawful ownership of its properties and assets or the operation of its businesses as presently conducted. All such Permits are in full force and effect. The Company is in compliance in all material respects with all such Permits. Each such Permit can be renewed in the ordinary course of business by the Company. Any applications for the renewal of any such Permit which are due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of the Company or the Shareholders, threatened and Shareholders do not know of any valid basis for such proceeding, including the transactions contemplated hereby. No administrative or governmental action or proceeding has been taken or, to the knowledge of the Company or the Shareholders, threatened, in connection with the expiration, continuance or renewal of any such Permit and Shareholders do not know of any valid basis for any such proceeding.

§3.27 No Changes Since Latest Balance Sheet. Except as set forth on Schedule 3.27 to the Company Disclosure Letter, since the date of the Latest Balance Sheet there has not been a Material Adverse Change with respect to the Company, no fact, circumstance or event exists or has occurred which would result in a Material Adverse Change with respect to the Company, and the Company has not:

(i) amended or restated its charter or by-laws (or comparable organizational or governing documents);

(ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (a) any capital stock of, or other equity or voting interest in, the Company or (b) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any equity or voting interest in, the Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company;

(iii) declared, paid or set aside any dividend or made any distribution with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any other equity or voting interest in, the Company, or made any other change in the capital structure of the Company (other than for a distribution made to the Shareholders immediately prior to the Closing in an amount not to exceed $25,000 to cover their tax liabilities through the Closing Date as shareholders in an “S” corporation).

(iv) increased the compensation payable (including wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent or any director of the Company;

(v) made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement (including a loan) to or with any officer, employee or agent, or any director of the Company, except for payments that were already accrued prior to the date of the Latest Balance Sheet or were required by the terms of any Employee Benefit Plan set forth on Schedule 3.27 to the Company Disclosure Letter.

(vi) entered into, materially amended or become subject to any Contract of a type described in Section 3.13 or outside the ordinary course of business except, in each case, to the extent already set forth on Schedule 3.13 to the Company Disclosure Letter;

(vii) incurred, assumed or modified any Indebtedness, except Indebtedness incurred, assumed or modified in the ordinary course of business consistent with past practice;

(viii) permitted any of its properties or assets to be subject to any Lien (other than Permitted Liens);

(ix) sold, transferred, leased, licensed or otherwise disposed of any assets or properties except for (a) sales of inventory in the ordinary course of business consistent with past practice and (b) leases or licenses entered into in the ordinary course of business consistent with past practice;

(x) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xi) made any capital expenditure or commitment therefor in excess of $5,000 individually or $10,000 in the aggregate or otherwise acquired any assets or properties (other than inventory in the ordinary course of business consistent with practice) that are material to the Company, taken as a whole, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xii) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xiii) written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(xiv) canceled or waived any claims or rights of substantial value;

(xv) made any change in any method of accounting or auditing practice;

(xvi) made any tax election or settled and/or compromised any tax liability; prepared any Returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Returns; incurred any liability for Taxes other than in the ordinary course of business; or filed an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company;

(xvii) paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Latest Balance Sheet;

(xviii) established, adopted, entered into, amended or terminated any Employee Benefits Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xix) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice; or

(xx) entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

§3.28 Disclosure. None of this Agreement, the financial statements referred to in Section 3.7 (including the footnotes thereto), any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to Parent or its representatives by or on behalf of the Shareholders, the Company or any of their respective directors, officers or employees in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Shareholders that would have a Material Adverse Effect with respect to the Company which has not been set forth in this Agreement, the financial statements referred to in Section 3.7 (including the footnotes thereto) or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

§3.29 Brokers’ or Finders’ Fees. No agent, broker, person or firm acting on behalf of either any Shareholder or the Company is, or will be, entitled to any commission or brokers’ or finders’ fees from the Company or any Shareholder, in connection with any of the transactions contemplated by this Agreement.

§3.30 Investment. Each Shareholder (a) understands that the shares of Parent Common Stock have not been registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the shares of Parent Common Stock solely for their own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring and holding the shares of Parent Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Parent Common Stock, (f) was at no time presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising relating to Parent or any investment in the shares of Parent Common Stock and (g) is an Accredited Investor for purposes of the Securities Act and any applicable state securities laws, or has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

§3.31 Warranty Claims. Except as set forth on Schedule 3.31 to the Company Disclosure Letter, the Company does not make any representation or warranty to its customers with respect to products sold or services delivered by it. Schedule 3.31 to the Company Disclosure Letter contains a complete list of the pending or, to the knowledge of the Company or the Shareholders, threatened Warranty Claims against the Company and, at Closing, the Company will provide Parent with a complete list of pending or, to the knowledge of the Company or the Shareholders, threatened Warranty

Claims against the Company, to and including Closing. As used herein, the phrase “Warranty Claims” means claims by third parties for defects in products or services sold by the Company which the customer claims does not meet the product or service warranty.

§3.32 Sunset Obligations. The Company has no unpaid or unsatisfied liabilities or obligations remaining under or in connection with the Sunset Asset Purchase Agreement, whether due or not due, absolute or contingent, liquidated or unliquidated, except for the Sunset Obligations and inchoate indemnity obligations arising under Section 6.2 of the Sunset Asset Purchase Agreement. The Sunset Obligations are valid and binding obligations of the Company owing by the Company to the Persons specified in the definition of “Sunset Obligations” without setoff, defense or counterclaim. There are no facts or circumstances that could reasonably be expected to give rise to any liability of the Company under Section 6.2 of the Sunset Asset Purchase Agreement. The Sunset Asset Purchase Agreement has not been amended, supplemented or otherwise modified except as disclosed in writing by the Shareholders to Parent.

§3.33 Directors. Immediately prior to the resignations set forth in Section 6.4, John Houtsma, Dean Cooper, Edwin Okamura, Clinton J. Hauptmeier, Jeffrey M. Ryan and Jeff McElroy are the sole directors of the Company.

§3.34 Tax Related Representation. The Shareholders and the Company intend that none of the shares of Parent Common Stock received by any Shareholder as part of the Merger Consideration will be separate consideration for, or allocable to, any employment agreement or any covenant not to compete, and that the compensation paid by Parent to any Shareholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

ARTICLE 4

REPRESENTATIONS OF PARENT

§4. Representations of Parent. As of the date of this Agreement, Parent represents, warrants and agrees as follows:

§4.1 Existence and Good Standing of Parent and Sub; Power and Authority. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub have the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by each of Parent and Sub as contemplated hereby. Each of Parent and Sub have the corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by Parent and Sub as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent’s and Sub’s respective Boards of Directors and no other corporate action on the part of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by Parent and Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by Parent and Sub as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by Parent and Sub and shall be valid and binding obligations of Parent and Sub, enforceable against Parent and Sub in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

§4.2 Consents and Approvals; No Violations. (a) The execution and delivery of this Agreement by Parent and Sub do not, the execution and delivery by Parent and Sub of the other instruments and agreements to be executed and delivered by Parent and Sub as contemplated hereby will not and the consummation by Parent and Sub of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under: (1) any provision of the certificate of incorporation or by-laws of Parent or Sub; (2) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (b) below, any Law or Order applicable to Parent or Sub or by which any of its properties or assets may be bound; (3) any Contract to which Parent or Sub is a party, or by which any of its properties or assets is bound except in the case of clauses (2) and (3) above, for such violations, filings, permits, consents, approvals, notices breaches or conflicts which would not have a Material Adverse Effect with respect to Parent and Sub.

(b) Except as set forth on Schedule 4.2(b) to the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound, for the execution and delivery of this Agreement by Parent and Sub, the performance by Parent and Sub of their respective obligations hereunder or the consummation of the transactions contemplated hereby other than those, the failure to obtain or make which, would not have a Material Adverse Effect with respect to Parent and Sub.

§4.3 Capitalization. The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, of which approximately 44,422,548 shares of Parent Common Stock and no shares of preferred stock are outstanding on the date of this Agreement. There are no treasury shares held by Parent. All issued and outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock issuable pursuant to this Agreement when issued as provided herein will be, duly authorized, validly issued, fully paid and non-

assessable. The shares of Parent Common Stock issuable pursuant to this Agreement have been duly reserved for issuance and, when issued as provided herein, will not be subject to or issued in violation of any purchase or call option or first refusal, preemption or subscription right. Except as disclosed in the Parent Commission Filings: (a) there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, Parent, pursuant to which Parent is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of Parent Common Stock, any other shares of the capital stock of or other equity or voting interest in, Parent or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interest in, Parent; (b) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, Parent; and (c) Parent has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of Parent on any matter.

§4.4 Commission Documents. Parent has filed all Parent Commission Filings with the Commission since January 1, 2003. As of their respective dates, the Parent Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Parent Commission Filings, and none of the Parent Commission Filings when filed (or, if amended or supplemented by a subsequent filing, on the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent Commission Filings (the “Parent Financials”) complied as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The balance sheet of Parent contained in the Parent Commission Filings as of September 30, 2004 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials or the Parent Commission Filings, or obligations under this Agreement or any of the other Transaction Documents, neither Parent nor any of its Subsidiaries has any liability (absolute, accrued, contingent or otherwise), whether or not of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, that is material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) incurred since the date of Parent

Balance Sheet in the ordinary course of business consistent with past practices or (ii) incurred in connection with the transactions contemplated hereby.

§4.5 Ownership of Sub and Sub’s Operations. All of the issued and outstanding shares of capital stock of Sub are owned of record and beneficially by Parent free and clear of any Liens. Sub was formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

§4.6 Litigation. Except as disclosed in the Parent Commission Filings filed to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its Subsidiaries has received any notice of assertion nor, to Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its Subsidiaries that would have a Material Adverse Effect on Parent or that would prevent, materially delay or challenge the consummation of the transactions contemplated by this Agreement.

§4.7 Absence of Certain Changes. Except as disclosed in the Parent Commission Filings filed to the date hereof, since September 30, 2004 to the date of this Agreement there has not occurred (a) any Material Adverse Effect with respect to Parent, (b) any amendment to Parent’s certificate of incorporation or by-laws, (c) any material change in accounting methods or practices by Parent, or (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to Parent Common Stock, or direct or indirect redemption, purchase or other acquisition (or agreement or resolution to effect the same) by Parent of any of its capital stock (other than in connection with the exercises of stock options).

§4.8 Nasdaq Listing. Parent’s common stock is listed on the Nasdaq Smallcap Market and Parent has not have received notice from Nasdaq of violation of its Smallcap Market listing requirements.

§4.9 Brokers’ or Finders’ Fees. Except with respect to the fees payable to Parent’s investment banker, whose fees and expenses shall be paid by Parent, no agent, broker, person or firm acting on behalf of Parent is, or will be, entitled to any commission or brokers’ or finders’ fees from any Shareholder or from any Affiliate of any Shareholder, in connection with any of the transactions contemplated by this Agreement.

§4.10 Environmental Laws and Regulations. (a) Parent is in compliance in all material respects with all applicable Environmental Laws, and have obtained, and are in compliance in all material respects with, all Permits required of them under applicable Environmental Laws;

(b) there are no claims, proceedings, investigations or actions by any Governmental or Regulatory Authority or other Person or entity pending, or to the knowledge of Parent or Sub, threatened, against Parent under any Environmental Law; and

(c) there are no facts, circumstances or conditions relating to the past or present business or operations of Parent (including the disposal of any wastes, hazardous substances or other materials), or to any past or present real property of Parent, that, to the knowledge of Parent or Sub, could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

§4.11 Tax Related Representations. (a) Parent has no current plan or intention to liquidate the Company; merge the Company with or into another corporation, sell or otherwise dispose of the stock of the Company except for transfers of stock to corporations controlled by Parent, or cause the Company to issue additional shares of stock (or equity equivalents, or securities, options, warrants or instruments giving the holder thereof the right to acquire capital stock or equity equivalents of the Company) that would (or, if exercised, would) result in Parent owning less than all of the outstanding stock of the Company.

(b) Parent has no current plan or intention to sell or otherwise dispose of (or permit the Company to sell or otherwise dispose of) any of the assets of the Company acquired in the Merger, except for dispositions made, or to be made, in the ordinary course of business, transfers of assets described in Code Section 368(a)(2)(C) or transfers of assets permitted by Treasury Regulations Sections 1.368-1(d)(4) or 1.368-2(k).

(c) Neither Parent nor any Person related to Parent has a current plan or intention to acquire any Parent Common Stock that is issued in the Merger from a Person to whom such Parent Common Stock was so issued in the Merger.

(d) Parent intends that none of the shares of Parent Common Stock received by any Shareholder as part of the Merger Consideration will be separate consideration for, or allocable to, any employment agreement or any covenant not to compete, and that the compensation paid by Parent to any Shareholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

(e) Notwithstanding the foregoing provisions of this Section 4.11, none of these provisions shall limit the ability of Parent to undertake any such actions after the Closing if such actions are not pursuant to a current plan or intention.

§4.12 Compliance with Laws. Parent has complied and is in compliance with all applicable Laws, except where any failure to so comply would not reasonably be expected to have a Material Adverse Effect. Parent has received no written notice that any such noncompliance that reasonably would be expected to have a Material Adverse Effect is being or may be alleged.

§4.13 Exempt Transaction. Subject in part to the truth and accuracy of the Shareholders’ representations set forth in this Agreement, the issuance of Parent

Common Stock to the Shareholders pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

§4.14 Interim Required Filings. No event has occurred since September 30, 2004 requiring any filing, report or other disclosure by Parent under the Exchange Act or Securities Act that has not heretofore been filed with the Securities and Exchange Commission and furnished to the Company and the Shareholders (including any amendment to any such filing or report).

ARTICLE 5

COVENANTS

§5.1 Public Announcements; Notification of Certain Matters; Conduct of Audit. (a) Neither the Company nor any Shareholder shall, nor shall any of their respective Affiliates, without the approval of Parent, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement.

(b) Shareholders shall give prompt notice to Parent of any of the following which occurs, or of which any of them becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) on Schedule 3.13 to the Company Disclosure Letter; (ii) the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in (a) any representation or warranty made by Shareholders in this Agreement or in any Schedule, Exhibit or certificate or delivered herewith, to be untrue or inaccurate or (b) the failure of any condition precedent to either party’s obligations; and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

(c) Parent shall give prompt notice to Representative of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in (a) any representation or warranty made by Parent in this Agreement to be untrue or inaccurate or (b) the failure of any condition precedent to either party’s obligations; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

(d) Each Shareholder shall cooperate with the Company and Parent in the preparation of any Company audit, including promptly providing all information, including financial records, required in order to complete the same.

§5.2 Registration. (a) As soon as commercially practicable, but no later than the date that is 30 days following the later of the Closing Date or the date

Company’s 2003 and 2004 audited financial statements prepared in accordance with GAAP are available, and subject in either event to each Shareholder providing all required information in connection with the below described registration a reasonable amount of time prior to such date, Parent at its expense shall (a) prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or, subject to Section 5.2(h) below, on Form S-1) with respect to the shares of Parent Common Stock hereunder (the “Registration Statement”) and (b) use commercially reasonable efforts (1) to cause the Registration Statement to become effective as soon as possible thereafter, provided that the parties agree and acknowledge that the Registration Statement will not be declared effective until after Parent files all Current Reports on Form 8-K (or amendments thereto) required by this transaction, and (2) to maintain the effectiveness of the Registration Statement until the earlier of (x) the Shareholders’ disposition of all such registered shares or (y) the Shareholders being able to dispose of all such registered shares pursuant to Rule 144(k) of the Securities Act. If (i) in the good faith judgment of the Board of Directors of Parent, the filing of a Registration Statement covering such shares of Parent Common Stock would be detrimental to Parent and the Board of Directors of Parent concludes, as a result, that it is in the best interests of Parent to defer the filing of such Registration Statement at such time, and (ii) Parent shall furnish to the Shareholders a certificate signed by an executive officer of Parent stating that in the good faith judgment of the Board of Directors of Parent, it would be detrimental to Parent for such Registration Statement to be filed in the near future and that it is, therefore, in the best interests of Parent to defer the filing of such Registration Statement, then Parent shall have the right to defer such filing, provided that Parent shall not defer its obligation in this manner for more than 60 days. Parent shall bear all expenses incurred in connection with the registration and qualification of the shares registered pursuant to this Section 5.2, and the Shareholders shall pay all fees and expenses of counsel to the Shareholders. Each Shareholder shall cooperate with Parent in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to Parent such information relating to such Shareholder and such further and supplemental information as may be necessary or as may be reasonably requested by Parent for use in the Registration Statement and any amendments or supplements thereto. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC regarding the Registration Statement or any amendment or supplement thereto, and Parent will advise the Shareholders after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.

(a) To the extent permitted by applicable law, Parent will indemnify each Shareholder with respect to any registration effected pursuant to this Section 5.2 against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) made in such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to Parent and relating to action or inaction required of Parent in connection with any such registration, qualification or compliance, and will reimburse each of the Shareholders for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to Parent by any Shareholder and stated to be specifically for use therein.

(b) To the extent permitted by applicable law, the Shareholders, severally on a pro rata basis based upon the number of shares of Parent Common Stock originally delivered to the Escrow Agent pursuant to Section 2.6, will indemnify Parent, each of its directors and officers, agents, representatives and Affiliates and each person who controls Parent within the meaning of Section 15 of the Securities Act against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, or any prospectus, offering circular or other document made by any Shareholder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by any Shareholder therein not misleading, and will reimburse Parent for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement, or such prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Parent by any Shareholder and stated to be specifically for use therein; provided, however, that the obligations of each of the Shareholders under this Section 5.2(c) shall be limited to an amount equal to the net proceeds to such Shareholders of securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 5.2 (the “Section 5.2 Indemnified Party”) shall give notice to the party required to provide indemnification (the “Section 5.2 Indemnifying Party”) promptly after such Section 5.2 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Section 5.2 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Section 5.2 Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Section 5.2 Indemnified Party (whose approval shall not unreasonably be withheld) and the Section 5.2 Indemnified Party may participate in such defense at such party’s expense (unless the Section 5.2 Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Section 5.2 Indemnifying Party and the Section 5.2 Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Section 5.2 Indemnifying Party), and provided further that the failure of any Section 5.2 Indemnified

Party to give notice as provided herein shall not relieve the Section 5.2 Indemnifying Party of its obligations hereunder except to the extent that the Section 5.2 Indemnifying Party is materially prejudiced thereby. No Section 5.2 Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Section 5.2 Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Section 5.2 Indemnified Party of a release from all liability in respect to such claim or litigation. Each Section 5.2 Indemnified Party shall furnish such information regarding itself or the claim in question as a Section 5.2 Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 5.2 is held by a court of competent jurisdiction to be unavailable to an Section 5.2 Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Section 5.2 Indemnifying Party, in lieu of indemnifying such Section 5.2 Indemnified Party hereunder, shall contribute to the amount paid or payable to such Section 5.2 Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Section 5.2 Indemnifying Party on the one hand and of the Section 5.2 Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Section 5.2 Indemnifying Party and of the Section 5.2 Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Section 5.2 Indemnifying Party or by the Section 5.2 Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of each of the Shareholders hereunder shall be limited to an amount equal to the net proceeds to such Shareholders of securities sold as contemplated herein.

(e) For not more than 20 consecutive days or for a total of not more than 45 days in any 12 month period, Parent may delay the disclosure of material non-public information concerning Parent, by suspending the use of any prospectus, offering circular or other document (including any related registration statement, notification or the like) prepared in connection with any registration to be effected pursuant this Section 5.2 containing such information, the disclosure of which at the time is not, in the good faith opinion of Parent, in the best interests of Parent (an “Allowed Delay”); provided, that Parent shall promptly (a) notify the Shareholders in writing of the existence of (but in no event, without the prior written consent of a Shareholders, shall Parent disclose to such Shareholders any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Shareholders in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(f) If the Registration Statement is not declared effective during the 12 month period from the Closing Date, if (but without any obligation to do so) the Parent shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans then the Parent shall send to each Shareholder written notice of such determination and, if within fifteen Business Days after receipt of such notice, any such Shareholder shall so request in writing, the Parent shall include in such registration statement all or any part of such Parent Common Stock (subject to lock-up restrictions pursuant to Section 2.7, if any) such requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.

(g) If the Registration Statement is not declared effective on or prior to six months following the Closing Date, then upon the written request of Shareholders holding at least 51% of the Parent Common Stock issued as Merger Consideration under this Agreement, and subject to each Shareholder providing all required information in connection with the below described registration, Parent at its expense shall (a) prepare and file with the SEC a registration statement on Form S-1 with respect to the shares of Parent Common Stock issued hereunder and (b) use commercially reasonable efforts (1) to cause the Registration Statement to become effective as soon as possible thereafter, and (2) to maintain the effectiveness of the Registration Statement until the earlier of (x) the Shareholders’ disposition of all such registered shares or (y) the Shareholders being able to dispose of all such registered shares pursuant to Rule 144(k) of the Securities Act. For the avoidance of doubt, any such registration statement on Form S-1 shall constitute a “Registration Statement” under and for all purposes of this Section 5.2 and this Agreement. Notwithstanding the foregoing, in the event a Registration Statement on Form S-3 has not been declared effective within six months following the Closing Date because (i) any Shareholder failed to deliver to Parent the information required of such Shareholder to properly complete such Registration Statement or (ii) audited financial statements prepared in accordance with GAAP for the Company’s fiscal years ended December 31, 2003, and December 31, 2004, were not then available due in whole or in part to the action or inaction of any Shareholder, then the right to request Parent to file a registration statement on Form S-1 pursuant to this Section 5.2(h) shall be deemed waived and shall not be available.

(h) During the period when copies of the Registration Statement prospectus are required to be delivered under the Securities Act or the Exchange Act, Parent shall file all documents required to be filed with the SEC pursuant to Section 13, 14, or 15 of the Exchange Act within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder.

(i) Until the earlier of (i) the date on which the Parent Common Stock may be resold by the Shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the Parent Common Stock issued to the Shareholders hereunder has been sold pursuant to the Registration Statement or Rule 144 under the Securities Act or any other rule of similar effect, the Parent shall timely file all reports required to be filed by it under the Securities Act and the Exchange Act.

(j) Parent shall file documents required of the Parent for customary Blue Sky clearance in all states requiring Blue Sky clearance; provided, however, that the Parent shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

§5.3 Employee Option Grants. On or promptly following the Closing Date, Parent shall grant to the employees identified on Schedule C to the Company Disclosure Letter options to purchase shares of Parent Common Stock in the amounts set forth opposite the name of each such employee on such Schedule C. Such option grants shall be made under Parent’s 2003 Stock Incentive Plan. Each such grant shall reflect the exercise price, term and vesting schedule set forth on such Schedule C and shall otherwise be issued upon terms and conditions customary for Parent.

ARTICLE 6

CONDITIONS TO PARENT’S AND SUB’S OBLIGATIONS

§6. Conditions to Parent’s and Sub’s Obligations. The execution and delivery of this Agreement and Closing shall not have occurred unless the following conditions have occurred or have been waived in writing by Parent:

§6.1 Opinion of Company’s Counsel. The Company shall have furnished Parent with a favorable opinion, dated the Closing Date, of Company’s counsel, in form and substance reasonably satisfactory to Parent and its counsel.

§6.2 Good Standing and Other Certificates. Shareholders shall have delivered to Parent (a) the Certificates representing all of the Company Common Stock held by the Shareholders, (b) copies of the Company’s Articles of Incorporation and the charter documents as in effect on the Closing Date, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (c) a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (d) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State, (e) a certificate as to the tax status of the Company from the appropriate official in its jurisdiction of incorporation and each State in which the Company is qualified to do business and (f) a copy of the By-Laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

§6.3 Employment Agreements; Severance; Officer Titles. (a) Each of John Houtsma, Edwin Okamura, Clinton J. Hauptmeier, Jeffrey T. McElroy, Dustin Uremovich, Dean Cooper and James D. Lewis shall have agreed to execute employment agreements effective immediately subsequent to the Effective Time with the Company in form and substance satisfactory to Parent and each such individual party thereto; and (b) Jeffrey M. Ryan shall have agreed to execute a severance agreement effective immediately subsequent to the Effective Time with the Company in form and substance satisfactory to Parent and Mr. Ryan. Each Shareholder hereby acknowledges that he has waived any applicable notice provision with respect to the termination of any employment agreement existing with the Company prior to the execution of the employment agreement or severance agreement set forth herein above. Upon the execution of the employment agreements specified in this Section 6.3, each of John Houtsma, Edwin Okamura, Clinton J. Hauptmeier, Jeffrey T. McElroy, Dustin Uremovich, Dean Cooper and James D. Lewis shall have the respective title specified in his employment agreement.

§6.4 Resignation of Directors. Upon execution of this Agreement by all of the Parties, each of John Houtsma, Dean Cooper, Edwin Okamura, Clinton J. Hauptmeier, Jeffrey M. Ryan, and Jeff McElroy hereby resign from his respective position as a member of the Board of Directors of the Company and the Company hereby accepts such resignations.

§6.5 Proceedings. All proceedings to be taken in connection with the transactions, including obtaining the unanimous approval of the Company’s board of directors and shareholders, contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and its counsel, and Parent shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

§6.6 Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the Shareholders, Parent, Representative and Escrow Agent.

§6.7 Non-foreign Person Affidavit. Shareholders shall furnish to Parent on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

§6.8 Cancellation of Certain Agreements. Upon execution of this Agreement, the Shareholders and the Company hereby cancel, terminate and waive any rights in connection with (i) the Stock Redemption and Purchase Agreement dated as of March 1, 2004, by and among Jeff Ryan, John Houtsma, Dean Cooper, Edwin Okamura and the Company, and (ii) the Amended and Restated Shareholders’ Agreement dated as of March 1, 2004, by and among the Shareholders and the Company.

ARTICLE 7

CONDITIONS TO COMPANY’S AND SHAREHOLDERS’ OBLIGATIONS

§7. Conditions to Company’s and Shareholders’ Obligations. The execution and delivery of this Agreement and the Closing shall not have occurred unless the following conditions have occurred or have been waived in writing by the Company and the Shareholders:

§7.1 Opinion of Parent’s Counsel. Parent shall have furnished the Company with a favorable opinion, dated the Closing Date, of Parent’s counsel, in form and substance reasonably satisfactory to the Company and its counsel.

§7.2 Proceedings. All corporate proceedings to be taken by Parent and Sub in connection with the transactions, including obtaining the approval of Parent’s and Sub’s board of directors, contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Shareholders, the Company and their counsel, and Shareholders and the Company shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

§7.3 Employment Agreements; Severance. (a) Each of John Houtsma, Edwin Okamura, Clinton J. Hauptmeier, Jeffrey T. McElroy, Dustin Uremovich, Dean Cooper and James D. Lewis shall have executed employment agreements with the Company in form and substance satisfactory to Parent and each such individual party thereto; and (b) Jeffrey M. Ryan shall have executed a severance agreement with the Company in form and substance satisfactory to Parent and Mr. Ryan.

ARTICLE 8

REPRESENTATIVE

§8.1 Representative of the Shareholders; Power of Attorney. (a) The Representative is hereby appointed by each Shareholder as agent and attorney-in-fact for each Shareholder, for and on behalf of such Shareholder, to give and receive notices and communications, to authorize delivery to Parent of funds from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall furnish on behalf of the Shareholders such certificates and other documents as may from time to time be requested by the Escrow Agent. The Representative may be changed by the Shareholders from time to time upon not less than fifteen (15) days’ prior written notice to Parent and the Escrow Agent, or such shorter period as shall be acceptable to Parent and the Escrow Agent in their reasonable discretion; provided that the Representative may not be changed or removed unless Persons entitled to an aggregate of two-thirds interest of the Escrow Fund agree to such removal and to the identity of a substituted Representative. Any vacancy in the position of Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Representative, and the Representative shall not receive compensation for its services. Notices or communications to or from the Representative shall constitute notice to or from each of the Shareholders, and the Representative is hereby authorized by the Shareholders to give and receive notices and other communications under this Agreement on behalf of each Shareholder (including for purposes of Sections 10.3 and 10.4).

(b) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

(c) In order to induce the Representative to act in such capacity, the Representative:

(i) shall not be under any duty to give greater consideration to the interest of any Shareholder or Shareholders than to that of any other Shareholder or Shareholders;

(ii) may act in reliance upon any statement (oral or written), instrument or signature believed by the Representative to be genuine and may assume that any such statement, instrument or signature purportedly given by any Shareholder in connection with this Agreement has been given by such Shareholder;

(iii) shall not be liable to the Shareholders for any mistake of fact or error in judgment or for any acts of omission of any kind unless by the Representative’s own gross negligence, bad faith or willful misconduct;

(iv) shall not be required to make any representation as to the validity, value or genuineness of any document or instrument held by the Representative or delivered by the Representative;

(v) shall not be obligated to risk its own funds in the course of performing as Representative; and

(vi) shall not have any duties or responsibilities except those expressly set forth in this Agreement to which the Representative is a party and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

§8.2 Actions of the Representative. A decision, act, consent or instruction of the Representative under or in connection with this Agreement shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

ARTICLE 9

TAX MATTERS

§9.1 Tax Returns. (a) Shareholders shall have the exclusive authority and obligation to prepare, execute on behalf of the Company and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any taxable year or other taxable period ending prior to or ending on and including the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Returns; provided, that such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items and such Returns shall not be filed without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

(a) Except as provided in Section 9.1(a), Parent shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company; provided, that with respect to Returns to be filed by Parent pursuant to this Section 9.1 for taxable periods beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), such Returns shall not be filed without the prior written consent of Representative, which consent shall not be unreasonably withheld or delayed. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Returns.

§9.2 Payment of Taxes. (a) Shareholders shall be responsible and liable for the timely payment of any and all income Taxes imposed on or with respect to the properties, income and operations of the Company for all Pre-Closing Periods, including the portion of the Overlap Period up to and including the Closing Date.

(a) All income Taxes with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between Shareholders and Parent as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date. Shareholders shall be liable for income Taxes of the Company which are attributable to the portion of the Overlap Period ending on and including the Closing Date and Parent shall be liable for income Taxes of the Company which are attributable to the portion of the Overlap Period beginning on the day following the Closing Date.

§9.3 Controversies. (a) Parent shall promptly notify the Representative in writing upon receipt by Parent or any Affiliate of Parent (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to or ending on and including the Closing Date for which Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Shareholders, at their sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other Governmental or Regulatory Authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that no Shareholders nor any of their Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Parent, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. Shareholders shall keep Parent fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Shareholders shall, in good faith, allow Parent, at Parent’s sole expense, to make comments to Shareholders regarding the conduct of or positions taken in any such proceeding.

(a) Except as otherwise provided in this Section 9.3, Parent shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, that Parent shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of Shareholders, which consent shall not be unreasonably withheld or delayed.

§9.4 Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne solely by Shareholders.

§9.5 Amended Returns. Neither Shareholders nor the Company shall file or cause to be filed any amended Return or claims for refund without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

§9.6 Prior Tax Agreements. Shareholders shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between Shareholders or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

§9.7 Tax Indemnification. (a) Subject to the limitations set forth in Section 10.2(d), the Shareholders, jointly and severally, agree to indemnify, defend and hold Parent and its Affiliates (including the Company) and their respective stockholders, officers, directors, employees, agents, successors and assigns, harmless on an after-tax basis from and against: (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.15 to be true and correct in all respects as of the date of this Agreement; (ii) all Taxes imposed on the Shareholders for any taxable year or period; (iii) all Taxes imposed on the Company or any of its subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law with respect to groups in which the Company was a member at any time prior to the Closing Date; and (iv) all Taxes imposed on the Parent or Company, or for which the Parent or Company may be liable, as a result of the Merger. Parent shall give Representative written notice of all Taxes, losses, claims and expenses which Parent has reasonably determined may give rise to a right of indemnification under this Section 9.7, including a computation of the amount of the claimed indemnification with sufficient detail and particularity to enable Representative to reasonably determine the amount of such required indemnification.

(a) If Parent fails to notify Representative with respect to a Tax Matter in accordance with the provisions of Section 9.3, Shareholders shall not be obligated to indemnify Parent under Section 9.7(a) to the extent that such failure to notify Representative has a material adverse effect on Shareholders’ ability to defend against such Tax Matter.

(b) All claims made against and paid out of the Escrow Fund to Parent Indemnities shall be made and paid in accordance herewith and with the terms of the Escrow Agreement.

§9.8 Post-Closing Tax Matters. (a) From and after the Closing Date, Parent agrees, and agrees to cause the Company, to permit Representative to have reasonable access, during normal business hours, to the Company’s books and records, to the extent that such books and records relate to a Pre-Closing Period, and personnel, for the purpose of enabling Representative to: (i) prepare the Returns specified in Section 9.1(a); (ii) investigate or contest any Tax Matter which Shareholders have the authority to conduct under Section 9.3; and (iii) evaluate any claim for indemnification under Section 9.7.

(a) Except as may be otherwise agreed by Parent and Representative:

(i) notwithstanding anything to the contrary in this Agreement, each Party shall initially treat and report the Merger as a reorganization for all applicable income tax purposes on their respective income tax returns;

(ii) except as otherwise required by Law, no Party shall take any position inconsistent with such treatment; and

(iii) except as otherwise required by Law, from and after the Closing Date, no Party shall take any action that may adversely affect qualification for such treatment.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

§10.1 Survival of Representations. Except for (i) the representations and warranties of Shareholders and the Company contained in Section 3.1 (Existence and Good Standing of the Company), Section 3.2 (Authority and Enforceability), and Section 3.5 (Capital Stock); and (ii) the representations and warranties of Parent contained in Section 4.1 (Existence and Good Standing of Parent and Sub; Power and Authority), Section 4.3 (Capitalization), and Section 4.5 (Ownership of Sub and Sub’s Operations) each of which shall survive indefinitely, and (iii) Section 3.15 (Taxes), Section 3.22 (Employee Benefit Plans), Section 3.29 (Brokers’ or Finders’ Fees) and Section 4.9 (Brokers’ or Finders’ Fees), which shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof), the respective representations and warranties of Shareholders, the Company, Parent, and the Sub contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall survive for 18 months from the Closing Date.

§10.2 Indemnification. (a) Subject to the limitations set forth in Section 10.2(d), the Shareholders, jointly and severally, agree to indemnify and hold Parent and its Affiliates (including the Company) and their respective stockholders, officers, directors, employees, agents, successors and assigns (each a “Parent Indemnitee”), harmless on an after tax basis from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred or paid, directly or indirectly, through application of the Company’s or Parent’s assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by the Company or any Shareholder in this Agreement (whether or not contained in Article 3, other than with respect to Taxes, the indemnification with respect to which is dealt with in Article 9), any Transaction Document or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (ii) any breach by the Company or any Shareholder of any of its covenants or agreements contained herein or in any Transaction Document; (iii) any Excess Professional Fee not deducted from the Merger Consideration as provided in Section 11.1; (iv) any claim by any Shareholder or on behalf of any Shareholder in connection with any actions of the Representative taken in accordance with the terms of this Agreement or any Transaction Document, including any claim that any act of or decision not to act by the Representative taken in accordance with the terms of this Agreement does not bind such Shareholder to the indemnification obligations set forth in Article 9 or this Article 10; or (v) the failure to obtain any consent or waiver required as a result of this Agreement with respect to the leased property located at 8701 N. Mopac Expressway, Austin Texas, 78759.

(a) Subject to the limitations set forth in Section 10.2(d), parent agrees to indemnify and hold each Shareholder and his Permitted Transferees and their respective heirs, personal representatives, successors and assigns (other than the Company) (each a “Shareholder Indemnitee”) harmless on an after-tax basis from and against Losses suffered, incurred or paid, directly or indirectly, through application of the Shareholders’ assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Parent or Sub in this Agreement (whether or not contained in Article 4) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) any breach by Parent or Sub of any of the covenants or agreements contained herein.

(b) The obligations to indemnify and hold harmless pursuant to Section 9.7, Section 10.2(a) and Section 10.2(b) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 10.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

(c) The obligations to indemnify and hold harmless pursuant to Sections 5.2(c), 9.7 and 10.2(a) shall be limited to the aggregate amount of the Escrow Fund, and the obligations to indemnify and hold harmless pursuant to Sections 5.2(b) and 10.2(b) shall be limited to an aggregate amount of $911,450.00. No Person shall be entitled to recovery for Losses pursuant to such Section 10.2(a) or Section 10.2(b) until the total amount of Losses exceeds $5,000 (the “Basket Amount”); provided, that to the extent the amount of Losses exceeds the Basket Amount, the Indemnified Party shall be entitled to recover the Basket Amount as well as the amount of Losses in excess of the Basket Amount.

§10.3 Indemnification Procedure. (a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 10.2 hereof (an “Indemnified Party”), including in respect of any claim by a third party described in Section 10.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate in the form of Exhibit I (the “Loss Certificate”), which Loss Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

The Indemnified Party shall deliver a copy of the Loss Certificate to the Escrow Agent while the Escrow Fund remains in effect and available to satisfy claims for Losses pursuant to the indemnification provided for in Section 10.2.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Loss Certificate, the Indemnifying Party shall, within ten (10) days after receipt by the Indemnifying Party of such Loss Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c) Claims for Losses specified in any Loss Certificate to which an Indemnifying Party shall not object in writing within ten (10) days of receipt of such Loss Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 10.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 10.4, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party (except in the case where a payment has been already effected pursuant to the Escrow Agreement) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) business days prior to such payment.

(d) All claims made against and paid out of the Escrow Fund to Parent Indemnitees shall be made and paid in accordance herewith and with the terms of the Escrow Agreement.

§10.4 Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under Section 10.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the parties agree, reasonably and in good faith, that such third party claim would give rise to Losses which are more than the amount indemnifiable by such Indemnifying Party pursuant to this Article 10; (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (v) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (vi) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying

Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article 10 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

§10.5 Exclusive Remedy. Except with respect to matters as to which injunctive relief is being sought pursuant to Section 11.14 or otherwise, and to the extent of such relief, and other than with respect to Taxes, the indemnification with respect to which is dealt with in Article 9, and other than with respect to registration rights, the indemnification with respect to which is dealt with in Article 5, and other than for actions under United States securities laws, the rights set forth in this Article 10 shall provide the sole and exclusive remedy for any and all Losses with respect to any inaccuracy in or breach of the representations or warranties or breach or nonperformance of any of the covenants or agreements made by any Party in or pursuant to this Agreement; provided, however, that nothing herein shall prevent any Party from bringing an action based upon allegations of fraud or other intentional breach of this Agreement or any of the other Transaction Documents.

ARTICLE 11

MISCELLANEOUS

§11.1 Expenses. The parties hereto shall be responsible for paying all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisers (the “Professional Fees”). The Merger Consideration shall be reduced by the number of shares of Parent Common Stock equal in value to the amount that any such Professional Fees (exclusive of any fees or expenses paid to the Company’s independent auditors in connection with the audit of the Company’s financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2004) that are incurred, or that have been paid, by the Company either: (a) exceed $150,000.00 as reflected in invoice delivered within five Business Days following the Closing Date; (b) are in excess of the customary rates of the applicable service provider as reflected in invoice delivered within five Business Days following the Closing Date; or (c) are not set forth in an invoice delivered with five Business Days following the Closing Date (collectively, the “Excess Professional Fees”); provided, however, that the Merger Consideration shall not be so reduced if and to the extent that the Excess Professional Fees have already reduced the Merger Consideration under Section 2.4. Parent will be entitled to treat any Excess Professional Fees not deducted from the Merger Consideration (or that is not reducing the Merger Consideration pursuant to Section 2.4) as Losses recoverable under Article 10.

§11.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State.

§11.3 Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of San Francisco County in the State of California, or in the United States District Court for the Northern District of California, or in the courts of Travis County in the State of Texas, or in the United States District Court for the Western District of Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the non-exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Shareholder shall appoint Representative as agent to receive on such Shareholder’s behalf service of process in any proceeding in any such court. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in any state for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each Shareholder and Parent agree that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.3.

§11.4 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

§11.5 Notices. All notices or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party, in each case addressed as follows:

if to Shareholders, to

Representative

8701 N. Mopac Expressway, Suite 200

Austin, TX 78759

Telephone: (512) 464-8456

Facsimile: (512) 338-9432

Attn: Jeffrey T. McElroy

and if to Parent, to

Rainmaker Systems, Inc.

1800 Green Hills Road

Scotts Valley, CA 95066

Telephone: (831) 440-5007

Facsimile: (831) 430-9705

Attn: Steve Valenzuela, Chief Financial Officer

with a copy to:

White & Case LLP

Three Embarcadero Center

22nd Floor

San Francisco, CA 94111

Telephone: (415) 544-1120

Facsimile: (415) 544-0202

Attn: Kevin Fisher

or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or telecopy, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier; provided, however, that a notice of change of address shall be effective only upon receipt thereof.

§11.6 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

§11.7 Counterparts; Faxed Signatures. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Each of the parties hereto understands and agrees that this Agreement (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by any party of a facsimile transmitted document purportedly bearing the signature of a Shareholder, the Company,

Parent or Sub shall bind such Shareholder, the Company, Parent or Sub, as the case may be, with the same force and effect as the delivery of a hard copy original. Any failure by any party to receive the hard copy executed original of this Agreement or any other document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by such party.

§11.8 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

§11.9 Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Parent and Representative or, in the case of a waiver, by the party waiving compliance.

§11.10 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

§11.11 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and the Indemnified Parties.

§11.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

§11.13 Waiver of Jury Trial. Each of Parent and each Shareholder hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of Parent and each Shareholder (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

§11.14 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

§11.15 Consultation with Counsel. Each Shareholder has read and understands this Agreement and each of the other documents, instruments and agreements referred to herein. Each Shareholder has had the opportunity to discuss and review the terms and provisions of this Agreement, and such other documents, instruments and agreements, with the attorney of his choosing and each is aware of the legal significance and risks of this Agreement and each such document, instrument and agreement.

[Signatures follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RAINMAKER SYSTEMS, INC.

By:	/s/ MICHAEL SILTON
Name:	Michael Silton
Title:	Chief Executive Officer

CW ACQUISITION, INC.

By:	/s/ MARTIN HERNANDEZ
Name:	Martin Hernandez
Title:	President

QUARTER END, INC.

By:	/s/ JOHN HOUTSMA
Name:	John Houtsma
Title:	Chief Executive Officer

REPRESENTATIVE

/s/ JEFFREY T. MCELROY
Jeffrey T. McElroy, as Representative and as a Shareholder

/s/ JOHN HOUTSMA
John Houtsma

/s/ DEAN COOPER
Dean Cooper

/s/ EDWIN OKAMURA
Edwin Okamura

/s/ JEFFREY M. RYAN
Jeffrey M. Ryan

/s/ CLINTON J. HAUPTMEIER
Clinton J. Hauptmeier

/s/ DUSTIN UREMOVICH
Dustin Uremovich

/s/ JIM LEWIS
Jim Lewis

Signature Page to Agreement and Plan of Merger

Exhibit A

to

Agreement and Plan of Merger

dated as of February 8, 2005

by and among

Rainmaker Systems, Inc.,

Jeffrey T. McElroy,

The Shareholders Identified on Exhibit A hereto,

and

QuarterEnd, Inc.

Shareholders

Name of Shareholders

John Houtsma

Dean Cooper

Edwin Okamura

Jeff Ryan

CJ Hauptmeier

Dustin Uremovich

Jeff McElroy

Jim Lewis

A-1